ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of into as of March 31, 2017, by and among Maverick Brands, LLC, a Delaware limited liability company (“Seller”) and New Age Beverages Corporation, a Washington Corporation (“Buyer” and, together with Seller, the “Parties” and each a “Party”).

Recitals

WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, certain assets of Seller used in connection with Seller’s business on the terms and conditions contained herein.

WHEREAS, in connection with such sale, the Buyer will assume certain obligations and liabilities of Seller subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the covenants, premises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Agreement

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1 Sale and Purchase of Purchased Assets.

(a) Purchased Assets. Subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated in this Agreement (the “Closing”), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances) all right, title and interest in and to Seller’s Assets listed below existing as of the Closing Date other than the Excluded Assets (collectively, the “Purchased Assets”). The Purchased Assets comprise all of the following Assets of Seller existing on the Closing Date:

(i) all Contracts, including, without limitation, those listed on Schedule 1.1(a)(i) of the Disclosure Schedule (collectively, the “Assumed Contracts”);

(ii) all inventory (including raw materials, supplies, containers, labels, packing and shipping materials, work in process and finished goods) (collectively, the “Inventory”);

(iii) all Tangible Personal Property;

(iv) all Intellectual Property and Intellectual Property Rights of Seller including the trademarks and trade names set forth on Schedule 1.1(a)(iv) of the Disclosure Schedule and all derivatives of each;

(v) copies of all books and records relating to the Purchased Assets, including, but not limited to, books of account, financial and accounting records (including all records related to accounts receivable, general ledgers, purchasing, billing and payment), material correspondence with Governmental Authorities, sales, marketing, promotional and advertising materials and records, strategic plans, files relating to Seller IP and all other documentation, forms, records (including support records and audit records), procedures, policy documents, manuals, customer materials, system specifications, scripts, logs, databases and other materials of any kind, whether in print or electronic form, but excluding the books and records related exclusively to the Excluded Assets and the Excluded Liabilities;

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(vi) all customer lists, user lists, goodwill and other intangible Assets;

(vii) security deposits, refunds, deposits and prepaid expenses of the Seller and all vendor rebate accounts and prospective rebates, whether soft dollar or hard dollar (other than those constituting Excluded Assets); and

(viii) all accounts receivable.

(b) Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the following assets of Seller existing on the Closing Date (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(i) all cash, cash equivalents and marketable securities;

(ii) all minute books, seals, equity record books and equity transfer records of Seller and the books and records of Seller;

(iii) all Contracts set forth on Schedule 1.2(b)(iii) of the Disclosure Schedule (the “Excluded Contracts”);

(iv) all personnel records and any records that Seller is required by law to retain in its possession;

(v) all rights and interests under or in connection with, and any assets of, any of the Employee Plans maintained by Seller solely for the benefit of its employees and any related trusts or funding vehicles;

(vi) all rights of Seller under this Agreement, including with respect to the Purchase Price;

(vii) all insurance policies of the Seller and all rights to applicable claims and proceeds thereunder; and

(viii) all tax refunds.

1.2 Liabilities Assumed by Buyer and Excluded Liabilities.

(a) Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, the Buyer will, effective as of the Closing, assume and agree to duly and timely pay, perform and discharge the following liabilities (collectively, the “Assumed Liabilities”):

(i) the accounts payable of the Seller;

(ii) accrued liabilities of the Seller;

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(iii) Seller’s secured, subordinated “B” notes, including accrued interest, the form of which is included as Schedule 1.2(a)(iii).

(iv) obligations of the Seller with respect to any Purchased Asset, including any Contracts and Assumed Contracts; and

(v) all categories of liabilities set forth on the Balance Sheet and the Interim Balance Sheet other than Excluded Liabilities.

(b) Excluded Liabilities. Notwithstanding any provision of the Transaction Documents to the contrary, the Buyer will not accept, acquire, assume or become liable to pay, perform or discharge, and the Assumed Liabilities will not include, the following liabilities (the “Excluded Liabilities”):

(i) all Liabilities for Taxes of Seller (other than as set forth in);

(ii) all Liabilities of Seller under Environmental Laws;

(iii) all Liabilities of Seller and the ERISA Affiliates arising under, or with respect to, the Employee Plans;

(iv) all Liabilities with respect to any current or former employee, director, member, manager, equity holder, partner, agent or independent contractor of Seller, and all Liabilities related to any actions or lawsuits brought by Seller’s equity holders;

(v) all Liabilities arising out of, or relating to, any conduct or alleged conduct of any employee or independent contractor of Seller;

(vi) all Liabilities of Seller to Seller’s members or any Affiliate of any of Seller’s members;

(vii) all Liabilities arising out of, or relating to, any Proceeding pending as of the Closing Date or any Proceeding commenced after the Closing Date to the extent arising out of, or relating to, any act or omission of Seller or any event, circumstance, condition, breach or default occurring on or prior to the Closing Date;

(viii) all Liabilities arising out of, or resulting from, Seller’s compliance or noncompliance with any Legal Requirement or Order occurring on or prior to the Closing Date;

(ix) all Liabilities relating to, or resulting from, Seller IP to the extent arising on or prior to the Closing Date;

(x) all Liabilities based upon Seller’s acts or omissions occurring after the Closing Date (other than those relating to the Buyer’s ownership of the Purchased Assets);

(xi) all Liabilities arising out of the claims and assertions made in that certain demand letter to the Seller from The Breeden Law Firm dated March 21, 2017 (the “Demand Letter”), as well as any further actions related thereto; and

(xii) all Liabilities arising from the failure to send any notices, make any filings or obtain any Consents (other than any Consents with respect to Contracts as set forth in Section 1.3) in connection with the transactions contemplated by this Agreement.

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1.3 Contracts. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Assumed Contract if such assignment or transfer, or an attempt to make such an assignment or transfer, without the consent of a third party would constitute a material breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder. To the extent that prior to the Closing, Seller has not obtained any Consent required to assign or transfer any Assumed Contract to Buyer, Seller shall use commercially reasonable efforts to obtain such Consent as promptly as practicable thereafter. Until such Consent is obtained, Seller shall cooperate and shall cause its representatives to cooperate with Buyer in any arrangement agreed upon by the Parties and designed to provide Buyer with the interests, rights and benefits of Seller under such Assumed Contract at no cost to Buyer in excess of the cost Buyer would have incurred, without modification to the terms of such Assumed Contract, if such Consent had been obtained. Nothing in this Section 1.3 shall be deemed to constitute an agreement to exclude from the Purchased Assets any assets set forth above in Section 1.1(a); provided, however, that Buyer shall be responsible for, and shall promptly pay, (x) all costs and expenses of Seller to establish, implement, monitor, maintain, execute on, or carry into effect any such arrangement (including any costs and expenses incurred in connection with enforcing rights under any such Contract), which Seller shall not incur without Buyer’s prior written consent, such consent not to be unreasonably withheld, and (y) all payment and other obligations under such Contract (all of which shall constitute, and shall be deemed to be, Assumed Liabilities hereunder) to the same extent as if such Contract had been assigned or transferred at Closing. The obligation of Seller to cooperate with Buyer set forth in this Section 1.3 shall not require Seller to incur any expenses, liabilities or obligations or to provide any financial accommodation or to remain secondarily or contingently liable for any liabilities or obligations under any applicable Contract.

ARTICLE 2
PURCHASE PRICE AND PAYMENT

2.1 Purchase Price; Payment. In consideration of the conveyance to Buyer of the Purchased Assets, and for each other right acquired by Buyer under this Agreement, Buyer shall pay the aggregate purchase price set forth below (the “Purchase Price”):

(a) Shares. At the Closing, Buyer shall issue to Seller 2,200,000 shares of Buyer’s Common Stock (the “Shares”). Buyer acknowledges that Seller is to be liquidated on or before December 31, 2017, or as soon thereafter as practicable, and that therefore, the Shares shall be distributed pro rata to Seller’s equity holders in accordance with Seller’s operating agreement.

(b) Closing Payment. At the Closing, Buyer shall pay, by wire transfer of immediately available funds, the sum of two million dollars ($2,000,000) (the “Closing Payment”) to or for the benefit of Seller, with Buyer paying to the Senior Lender cash by wire transfer of immediately available funds an amount equal to the Senior Indebtdeness outstanding as of the Closing as provided in the Senior Lender Pay-off Letter, with the balance of the Closing Payment payable to Seller to the account or accounts designated in writing by Seller to Buyer not later than three (3) Business Days prior to the Closing Date.

2.2 Restriction on Restricted Shares. The Shares are being issued in a private placement and therefore resale of the Shares shall be subject to the requirements of Rule 144 promulgated by the Securities and Exchange Commission. In addition, beginning six months after the Closing, and on the last day of each calendar month thereafter, each holder of the Shares may sell up to but not more than twenty percent (20%) of the number of Shares that the holder initially received in connection with this transaction. The Seller is acquiring the Shares for its own account without a view towards distribution thereof.

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2.3 Audit; Disclosure of Acquisition. Following the Closing Date, the Seller at Buyer’s expense, shall use commercially reasonable efforts to provide Buyer with the necessary information to complete an audit of Seller’s financial statements for fiscal year 2016 and shall cooperate with respect to the same. Upon or after the Closing Date, Buyer shall file all necessary forms with all federal and state regulatory agencies to properly disclose the transactions contemplated by this Agreement, which shall include a Form 8-K, which shall include any required audited financial statements of Seller. Seller shall be provided with a copy of such Form 8-K on or prior to the filing and shall consent to the filing thereof within one (1) business day of receipt thereof (such consent not to be unreasonably withheld or delayed).

ARTICLE 3

CLOSING; DELIVERIES

3.1 Closing. The Closing take place at the offices of the Buyer, 1700 East 68th Ave, Denver, CO 80229 at 12:00 p.m. (Mountain time) on the date hereof, or at such other location as the Parties may agree in writing (or remotely via the exchange of executed documents and deliverables).

3.2 Closing Deliveries

(a) Seller’s Deliveries to Buyer. At the Closing, Seller will duly execute, if applicable, and deliver to Buyer:

(i) evidence that Seller has, at Seller’s expense and without cost or other materially adverse consequence to Buyer, sent all notices, made all filings and obtained all Consents required to be sent, made and obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that it shall not be a condition to Closing that Seller obtain any Consents with respect to Contracts as set forth in Section 1.3;

(ii) the Bill of Sale, dated the Closing Date, in the form attached hereto as Exhibit A (the “Bill of Sale”) executed by Seller; the executed counterpart signature page of Seller to the Assignment and Assumption Agreement, dated the Closing Date, in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”); and such other bills of sale, assignments, deeds, certificates of title, documents and other instruments of transfer and conveyance as may be reasonably requested by Buyer, each in form and substance satisfactory to Buyer and Seller, dated the Closing Date and duly executed by Seller;

(iii) copy of a pay-off letter from the Senior Lender relating to the Senior Indebtedness in a form reasonably acceptable to Buyer (the “Senior Pay-off Letter”);

(iv) copies of resolutions of Seller’ managers, managing members and unitholders, authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions; and

(v) any other documents as may be reasonably requested by Buyer to effect the transactions.

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(b) Buyer’s Deliveries. At the Closing, Buyer will duly execute, if applicable, and deliver to Seller:

(i) the Closing Payment;

(ii) a stock certificate or certificates or electronic versions thereof evidencing the Shares;

(iii) copies of resolutions of Buyer’s board of directors and shareholders, authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions;

(iv) the executed counterpart signature page of Buyer to the Assignment and Assumption Agreement;

(v) all such instruments necessary to assume the Assumed Liabilities; and

(vi) such other documents as may be reasonably requested by Seller to effect the transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the Closing Date, except as set forth in the Disclosure Schedule attached hereto, the Seller make the following representations and warranties, in each case, based on and subject to Seller’s Knowledge to Buyer.

4.1 Authority, Power and Capacity. Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms (except as the enforcement of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)).

4.2 Conflicts; Consents

(a) The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions associated with this Agreement will not, violate any provision of the Organizational Documents of Seller; result in the creation of any Lien arising through Seller upon the Purchased Assets, conflict with or result in a breach of, require a consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any person or entity the right to terminate, accelerate or modify any obligation or benefit under, any material contract, lease, permit or order to which Seller is a party or by which Seller or the Purchased Assets are bound or affected.

(b) The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions associated with this Agreement will not, result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any law or order applicable to Seller or the Purchased Assets. There is no pending or, to Seller’s knowledge, threatened proceeding against Seller before any court or Governmental Authority, to restrain or prevent the consummation of the transactions or that might affect the right of Buyer after the Closing to own and control the Purchased Assets.

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4.3 Organization and Authority. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has no Subsidiaries. Seller has all requisite power and authority to own or lease and operate the Purchased Assets. True and correct copies of Seller’s Organizational Documents, including any amendments thereto, have been provided to the Buyer.

4.4 Properties and Assets of Seller

(a) No liens. Seller owns or otherwise has the right to use the Purchased Assets. Upon consummation of the transactions, Buyer will acquire good and marketable title to the Purchased Assets, free and clear of all liens (other than Permitted Encumbrances and those associated with the Assumed Liabilities). The Purchased Assets constitute substantially all of the assets, properties and rights used or held for use by Seller for the operation of the Seller’s Business as conducted on the Closing Date.

(b) Intellectual Property. Seller has the right to use all of its legal and trade names without payment to any person. Seller owns or possesses adequate licenses or other rights to use all Intellectual Property included in the Purchased Assets. No affiliate of Seller owns or uses any Intellectual Property of Seller.

(c) Balance Sheet. Attached hereto as Schedule 4.4(c) is a true and correct copy of the balance sheet of the Seller as of January 31, 2017 (the “Balance Sheet”). The Balance Sheet (x) is true, complete and correct in all material respects and (y) was prepared in accordance with GAAP applied on a consistent basis in accordance with the past practice of the Seller. All liabilities of the Seller as of January 31, 2017, required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Balance Sheet.

4.5 Compliance with laws; permits. Seller is not now, and has not within the past five years, been in violation of any provision of any law or order applicable to Seller or the Purchased Assets. Seller has not directly or indirectly made any payment of funds to any person, or received or retained any funds from any person in violation of any applicable law. Seller has (i) all material permits required with respect to the Purchased Assets or the operation of its Business; and (ii) satisfied all material bonding requirements, if any, pertaining to its operations under applicable law. All such permits may be transferred to Buyer in accordance with applicable law without violation of or loss of benefits under such permits, without consent of or notice to any other person, including any governmental authority. Seller is not in material violation of, nor is there a basis for the revocation or withdrawal of, any permit. Seller has performed all obligations expressly set forth in writing in each permit that by their terms are to be performed on or before the Closing Date. No present or pending federal, state or local zoning or use law, restriction or compliance requirement would materially and adversely affect the Purchased Assets.

4.6 Litigation. There is no proceeding pending or threatened against or affecting Seller, the Purchased Assets, the business prospects of Seller or involving the transactions related to this Agreement, and Seller is not aware of any basis for any of the foregoing. Seller is not in default with respect to any Order known to or served upon Seller.

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4.7 Tax Matters. Seller has timely (including all extensions) filed all tax returns required of Seller under all laws pertaining to taxes and to which Seller is subject. Seller has timely paid all taxes required by law to be paid by Seller, whether or not shown on any tax return. All such tax returns are accurate and complete in all material respects. No examination or audit of any tax return of Seller is in progress. All deficiencies proposed as a result of any examination or audit of any tax return filed by Seller have been paid or finally settled or is being disputed in good faith and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited. There are no liens related to taxes outstanding against any of the Purchased Assets, other than for taxes not yet due and payable.

4.8 Licenses, Permits, Orders and Authorizations. Except as Seller presently maintains, no licenses, approvals, consents, ratifications, waivers, notices, registrations, qualifications, designations, filings, franchises, authorizations, security clearances and other permits of, to, from or with, any Governmental Authority are required under applicable Legal Requirements to permit Seller to own, operate, use and maintain the Purchased Assets in the manner in which they are now operated and maintained.

4.9 Absence of Certain Changes or Events. Since January 31, 2017, Seller has conducted its Business only in the ordinary course of business and there has not been any material loss, damage or destruction to, or any material interruption in the use of any of the Purchased Assets.

4.10 Affiliated Transactions. No Affiliate of Seller is a party to any Assumed Contract with, or is directly or indirectly interested in any Assumed Contract with, Seller.

4.11 Contracts. With respect to each Assumed Contract: (i) such Assumed Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect and will continue to be legal, valid, binding, enforceable by Buyer and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (ii) such Assumed Contract is assignable without any Consent of any Person; (iii) Seller and the other parties to such Assumed Contract are not in material breach or default and no event has occurred which with the passage of time or giving of notice would constitute a breach or default, or permit termination, modification, or acceleration, under such Assumed Contract; and (iv) no party has repudiated or waived any provision of such Assumed Contract.

4.12 Employee Benefits Plans; ERISA. Neither Seller nor any ERISA Affiliate maintains or contributes to, or has any obligation to contribute to, or has any Liability with respect to, any Employee Plan. Seller does not have any Liability with respect to any Person under Title IV of ERISA. Neither Seller nor any ERISA Affiliate maintains, contributes to, or has any Liability for any Employee Plan or any medical, health, life or other welfare benefits for present or future terminated employees or retirees for which Buyer could be held liable except as required by applicable law.

4.13 Environmental Matters. The operations of Seller are, and have been, in compliance with all Environmental Laws in all material respects.

4.14 Insurance. Seller has paid or caused to be paid all of the premiums of all insurance policies (including policies providing property, casualty, liability, errors and omissions and worker’s compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured or otherwise the beneficiary of coverage insurance policy, and has at all times operated the Business in a manner so as to conform in all material respects to the applicable provisions of such insurance policy. Seller has never made any claim under any insurance policy.

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4.15 Employees. Seller is and has been in compliance in all material respects with all Legal Requirements related to employment and employment practices, terms and conditions of employment and wages and hours, fair employment, safety, worker compensation, unemployment and social security and with all Contracts relating to the employment of the employees of Seller. Each of the employees of Seller is properly classified with respect to employment status for all purposes including, without limitation, employment, labor and Tax purposes. No current or former independent contractor of Seller could be deemed to be a misclassified employee.

4.16 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission or payment in connection with the transactions contemplated by this Agreement based on arrangements made by Seller or any of its Affiliates.

4.17 Solvency. Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this Section 4.17, “insolvent” means that the sum of the Liabilities of Seller exceeds the present fair saleable value of Seller’ assets. Immediately after giving effect to the consummation of the transactions contemplated hereby: (a) Seller will be able to pay each of its Liabilities as they become due in the usual course of its business; (b) Seller will not have unreasonably small capital with which to conduct its present or proposed business; and (c) Seller will have assets (calculated at fair market value) that exceed its Liabilities. The cash and Shares will be sufficient to satisfy all of its Liabilities in accordance with their terms.

4.18 Intellectual Property

(a) Seller exclusively owns all right, title and interest in and to the Seller IP it purports to own, free and clear of any Encumbrance. Except for licenses entered into in the ordinary course of business, Seller is not bound by, and no Seller IP is subject to, any contract, agreement or understanding containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert or enforce any Seller IP anywhere in the world. All documents and instruments necessary to perfect the rights of Seller in the Seller IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(b) No shareholder, director, officer or employee of Seller is (i) bound by or otherwise subject to any contract, agreement or understanding restricting him or her from performing his or her duties for Seller or (ii) in breach of any contract, agreement or understanding with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as a member, manager, officer or employee of Seller.

(c) Seller, its equity holders, members, managers, managing members, officers, employees and contractors have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Seller holds, or purport to hold.

(d) Since Seller’s inception, Seller, its equity holders, managers, members, managing members, officers, employees and other contractors have not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(e) All Seller IP is valid, subsisting, and enforceable.

(f) Each item of Seller IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and all other actions required to be made or taken to maintain such item of Seller IP in full force and effect, including any and all priority rights and foreign filing rights, each of which has been made by the applicable deadline. No application for a patent or a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of Seller has been abandoned, allowed to lapse or rejected.

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(g) No interference, opposition, reissue, reexamination or other Proceeding is or since the date of Seller’s inception has been pending or, threatened, in which the scope, validity or enforceability of any Seller IP is being, has been, or could reasonably be expected to be contested or challenged. There is no basis for a claim that any Seller IP is invalid or unenforceable as a result of patent or copyright misuse or on any other grounds.

(h) No Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Seller IP. Seller has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any right of any other Person. Seller has never received any notice or other communication in writing relating to any actual, alleged or suspected infringement, misappropriation or violation of any intellectual property rights of another Person. Except as entered into in the ordinary course of business, the Seller is not bound by any contract, agreement or understanding to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, misappropriation or similar claim. No claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or has been threatened in writing.

(i) No software governed by a license commonly referred to as an open source, free software, copyleft or community source code license, including the GNU General Public License or GNU Lesser General Public License is used in, incorporated into or integrated or bundled with any Seller IP in a manner that obligates Seller to distribute or disclose the source code developed by Seller on a royalty free basis.

(j) No government funding, facility of a university, college, other educational institution or research center or funding from third parties was used in the development of any Seller IP, and, no officer, employee or independent contractor of Seller who was involved in, or who contributed to, the creation or development of any Seller IP, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such person was also performing services for Seller.

(k) Notwithstanding anything to the contrary in this Agreement, this Section 4.18 constitutes the sole representations and warranties of the Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

4.19 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4 (including the related portions of the Disclosure Schedule), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its representatives (including documents or material delivered to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date of the Closing Date, Buyer makes the following representations and warranties to Seller.

5.1 Authority, Power and Capacity. Buyer has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transaction. This Agreement has been duly authorized, executed and delivered by Buyer, constitutes the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms.

5.2 Conflicts; Consents

(a) The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions associated with this Agreement will not, violate any provision of the Organizational Documents of Buyer; conflict with or result in a breach of, require a consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any person or entity the right to terminate, accelerate or modify any obligation or benefit under, any contract, lease, permit or order to which Buyer is a party or by which Buyer are bound or affected.

(b) The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions associated with this Agreement will not, result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any law or order applicable to Buyer. There is no pending or, to Buyer’s knowledge, threatened proceeding against Buyer before any Governmental Authority, to restrain or prevent the consummation of the transactions.

5.3 Organization and Authority. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington. Buyer has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on the provision of its services.

5.4 Tax Matters. Buyer has timely filed all tax returns required of Buyer under all laws pertaining to taxes and to which Buyer is subject. Buyer has timely paid all taxes required by law to be paid by Buyer, whether or not shown on any tax return. All such tax returns are accurate and complete. No examination or audit of any tax return of Buyers in progress.

5.5 Undisclosed Liabilities. Neither Buyer nor any of its subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of its most recent balance sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the most recent fiscal month end in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

5.6 SEC Reports. (i) Buyer has filed or furnished, as applicable, on a timely basis all Securities and Exchange Commission (“SEC”) filings required to be made (“Reports”) since December 31, 2012. Each of the Buyer SEC Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Reports did not, and any Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

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5.7 Solvency. Buyer is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this section, “insolvent” means that the sum of the Liabilities of Buyer exceeds the present fair saleable value of Buyer’s assets. Immediately after giving effect to the consummation of the transactions contemplated hereby: (a) Buyer will be able to pay its Liabilities as they become due in the usual course of its business; (b) Buyer will not have unreasonably small capital with which to conduct its present or proposed business; and (c) Buyer will have assets (calculated at fair market value) that exceed its Liabilities. The cash available to Seller, after taking into account all anticipated uses of cash, will be sufficient to satisfy all of its Liabilities in accordance with their terms. The value of the Shares is reasonably equivalent to the value of such portion of the Purchased Assets.

5.8 Shares. All Shares issued or to be issued hereunder have been and are or will be at Closing (i) duly authorized and validly issued, (ii) free of any Encumbrances, and (iii) fully paid and non-assessable.

5.9 Financing. Seller has the cash or cash equivalents available to make the Closing Payment.

ARTICLE 6

COVENANTS

6.1 Public Announcements. Buyer shall file any forms or disclosure documents which shall be required by any regulatory agency, including the SEC. Seller agrees to provide Buyer reasonable assistance, at Buyer’s expense, with any information requests or production of documents related to the filing of required disclosure documents and the completion of an audit of Seller. Both Parties agree that neither Party shall release any public announcement or press release of this Agreement or the subject matter hereof without the consent of the other Party (such consent not to be unreasonably withheld or delayed). In addition, Seller agrees to provide Buyer reasonable assistance, at Buyer’s expense, with any information requests or production of documents related to the filing of required disclosure documents and the completion of an audit of Seller.

6.2 Cooperation

(a) Subsequent Actions. If, at any time after the Closing, either Party considers or is advised that any bill of sale, assignment, assurance or any other action or thing is reasonably necessary or desirable to vest, perfect or confirm of record or otherwise the right, title or interest in, to or under any of the Purchased Assets, then the Parties, and their officers and directors, shall execute and deliver all other bills of sale, assignments and assurances and to take and do, all other reasonable actions as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such Purchased Assets or related rights, properties or assets or otherwise to carry out this Agreement and consummate the transactions. Included in this Section 6.2(a) shall be the filing of all state, federal and other regulatory documents necessary for the acquisition.

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(b) Access to Books and Records. Subject to any limitations that are required to preserve any applicable attorney-client privilege, each Party has furnished or caused to be furnished to the other Party, its counsel and accountants, upon reasonable request during normal business hours, the information and assistance relating to such Party or its business (including, the cooperation of officers and employees and reasonable access to books, records and other data and the right to make copies and extracts therefrom) as is reasonably necessary to: (i) facilitate the preparation for or the prosecution, defense or disposition of any proceeding (other than by or on behalf of a Party against the other Party); (ii) prepare and file any other documents required by a Governmental Authority, and (iii) perform all necessary due diligence in order to satisfy each Party relating to the terms of this Agreement and the covenants set forth herein.

6.3 Payment of Taxes Resulting from Sale of Assets. After the Closing, Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns related to the Purchased Assets and any audit, litigation or other Proceeding with respect to such Taxes. In that regard, Buyer and Seller’s agent charged with winding down Seller’s business, shall maintain such Tax information or Tax records relating to the Business and the Purchased Assets for a period of six (6) years from the Closing Date and, upon the other Party’s request, provide to such Party such Tax information or Tax records which are reasonably relevant to any such audit, litigation or other Proceeding and that are not subject to attorney-client privilege or protected under the work-product doctrine.

6.4 Assignments. At the Closing or promptly thereafter, as applicable, to the extent that specific assignments may be necessary or appropriate in respect of any of the Purchased Assets, and/or to the extent that any of the Purchased Assets are represented by certificates of title or other documents, then Seller will execute and deliver to Buyer any additional transfer documents, and shall endorse to and in the name of Buyer all certificates of title and other such documents, as may be necessary or appropriate and requested by Buyer to effect the full transfer to Buyer all of the Purchased Assets.

6.5 Purchase Price Allocation. Seller shall prepare an allocation of the Purchase Price among the Purchased Assets in accordance with Code §1060, the Treasury regulations thereunder (including Treasury Regulations §1.1060-1(c)), and Treasury Regulations §§1.338-6 and 1.338-7 (and any similar provisions of state, local, or non-U.S. law, as appropriate). Seller shall deliver such allocation to Buyer within 60 calendar days after the Closing Date. Buyer will approve or provide revisions to the allocation within 30 calendar days of receipt, which Seller must approve in its discretion. The approved or revised allocation shall be binding on Seller and Buyer. Buyer, and Seller shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Seller and approved or revised by Buyer (as subsequently approved by Seller in its discretion). Seller shall timely and properly prepare, execute, file, and deliver all such documents, forms and other information as Buyer may reasonably request to review and revise such allocation. Neither Buyer nor Seller shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

6.6 Withholding Taxes. Notwithstanding any other provision in this Agreement, Buyer shall have the right to deduct and withhold Taxes from any payment to be made under any Transaction Document if such withholding is required by any Legal Requirement and to collect all necessary Tax forms from Seller. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller.

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6.7 Confidential Information. After the Closing Date, (a) Seller shall not at any time use for the benefit of itself or any other Person or disclose to any Person any confidential or proprietary information, knowledge or data relating to Buyer, the Business of Seller prior to the Closing, the Purchased Assets or the transactions contemplated by this Agreement or the Transaction Documents including, without limitation, information relating to financial dealings, transactions, trade secrets, intangibles, customer and client lists (including name, address and telephone numbers), pricing lists, processes, plans and proposals, the manner of operation, business methods, active leads and/or prospects, documentation, files, manuals, procedures, notes, rolodexes, address books, lists, telephone logs, forms, reference materials, computer files, programs and databases, contracts, process information, workflow information, reports, and other materials and documents, however maintained, whether or not marked or otherwise identified as confidential or secret, and (b) Buyer shall not at any time use for the benefit of itself or any other Person or disclose to any Person any confidential or proprietary information, knowledge or data relating to the Seller that is not a Purchased Asset, or the transactions contemplated by this Agreement or the Transaction Documents; provided, however, that nothing in this Agreement shall be construed to prevent use or disclosure of (i) information relating to an Excluded Liability or Excluded Asset by Seller, (ii) information that must be disclosed by law, including the preparation of any Tax return or Tax filing, (iii) information that becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligations set forth herein, (iv) information that is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time.

6.8 Post-Closing Matters. After the Closing, (a) Seller will promptly refer to Buyer all inquiries and promptly after receipt thereof deliver to Buyer all correspondence, funds, checks and other items and materials relating to the Business or the Purchased Assets, and (b) none of Seller or any of its officers or managers shall knowingly take any action that would disparage the name or business of Buyer.

6.9 No Right to Purchased Assets. From and after the Closing, Seller shall not (a) have any right, license or other interest in or to any of the Purchased Assets, (b) use, access or possess any of the Purchased Assets or transfer, assign, license or grant any interest in or to any of the Purchased Assets to any Person or (c) permit or authorize any Person to use, access or possess any of the Purchased Assets.

6.10 Non-Solicitation. In recognition of the fact that the Business is a business involving relationships with customers throughout the world, the success of which is due to the continuation of such relationships, and the business objectives of Buyer in entering into this Agreement and the transactions contemplated hereby and the consideration paid therefor, Seller agrees that the following non-solicitation provisions do not impose a greater restraint than is necessary to protect the legitimate business interests of Buyer and contain certain limitations as to duration, geographic area and scope of activity which are reasonable under the circumstances and that Buyer would not be willing to consummate the transactions contemplated by this Agreement without Seller entering into the covenants set forth herein:

(a) Non-solicitation of Customers. For so long as Seller holds any Shares and for a period of one (1) year afterward (the “Restricted Period”), Seller shall not directly or indirectly, anywhere in the United States (including its possessions and territories), on its own behalf, or as a consultant, stockholder, partner, member, manager, agent, independent contractor, associate, co-owner with anyone else or otherwise (i) solicit, attempt to obtain, accept, service or transact business of any nature from, with or on behalf of any (A) customer, client or active lead or prospect (or any Affiliate of any of the foregoing Persons) that has been transferred to Buyer under this Agreement or (B) any Person engaged in the Business anywhere in the United States (including its possessions and territories) other than Buyer and its Affiliates; (ii) aid or assist anyone in diverting, soliciting, attempting to obtain, planning to solicit, transacting, servicing or accepting business from or on behalf of (A) any customer, client or active lead or prospect (or any Affiliate of any of the foregoing Persons) that has been transferred to Buyer under this Agreement or (B) any Person engaged in the Business anywhere in the United States (including its possessions and territories) other than Buyer and its Affiliates; or (iii) in any way interfere with, disrupt or attempt to disrupt any then existing relationship between Buyer or any of its Affiliates and any of their respective customers, clients or other such Persons (including those that have been transferred to Buyer under this Agreement).

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(b) Non-solicitation of Employees. During the Restricted Period, Seller shall not directly or indirectly, anywhere in the United States (including its possessions and territories), on its own behalf, or as a consultant, stockholder, partner, member, manager, agent, independent contractor, associate, co-owner with anyone else or otherwise (i) hire or employ any employee of Buyer or its Affiliates or engage any such employee as a consultant or contractor or otherwise permit any such employee to otherwise perform or provide any work, services, assistance or aid, directly or indirectly, for or on behalf of Seller; (ii) solicit, induce or attempt to induce any such employee to leave the employment of Buyer or its Affiliates; or (iii) in any way interfere with, disrupt or attempt to disrupt any then existing relationship between Buyer or its Affiliates and any such employee.

(c) Scope of Restrictions. Seller agrees that the restrictive covenants set forth in this Section 6.10 are reasonable with respect to their duration, geographic area and scope and acknowledges that Buyer would not be willing to consummate the transactions contemplated by this Agreement without Seller agreeing to the restrictive covenants set forth herein. If, at any time, the provisions of this Section 6.10 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, geographic area or scope, this Section 6.11 shall be considered divisible and shall be deemed amended to only such duration, geographic area or scope as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction.

ARTICLE 7

INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties made by Seller and Buyer in this Agreement and the representations and warranties set forth in the certificates delivered hereunder shall survive the Closing until December 31, 2017 and, notwithstanding any otherwise applicable statute of limitations, no claim based on an inaccuracy or breach thereof may be made after such date; provided, however, that if, at any time prior to the applicable expiration date referred to in this sentence, any Indemnified Party delivers to an Indemnifying Party a written notice alleging the existence of an inaccuracy in, or a breach of, any representation or warranty and asserting a claim for recovery under this Article 7 based on such alleged inaccuracy or breach, then the claim asserted in such notice (and only such claim) shall survive until such time as such claim is fully and finally resolved.

7.2 Indemnification

(a) Indemnification by Seller. Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) from and against, and will pay to Buyer Indemnified Parties the amount of, any and all claims, demands, Proceedings, losses, damages, Liabilities, obligations, settlement payments, costs and expenses of every kind whatsoever (including, without limitation, costs of investigating, preparing or defending any such claim or Proceeding and reasonable legal fees and disbursements), whether or not involving a third party claim expressly excluding, in all cases, all consequential damages (collectively, “Losses”) directly or indirectly incurred or suffered by any of Buyer Indemnified Parties arising out of or relating to (i) any inaccuracy in, or breach of, any representation or warranty of Seller set forth in this Agreement or in any other Transaction Document or in any certificate or document delivered in connection therewith, (ii) any breach of any covenant or agreement of Seller set forth in this Agreement or any other Transaction Document; (iii) any Excluded Liability, (iv) any claims by equity holders of Seller arising out of the transactions contemplated herein, or (v) any claims arising out of or related to the Demand Letter and any actions arising therefrom.

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(b) Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and each of its respective Affiliates and their respective members (collectively, “Seller Indemnified Parties”) from and against, and will pay to Seller Indemnified Parties the amount of, any and all Losses directly or indirectly incurred or suffered by any of Seller Indemnified Parties arising out of or relating to (i) any inaccuracy in, or breach of, any representation or warranty of Buyer set forth in this Agreement or in any other Transaction Document or in any certificate or document delivered in connection therewith, (ii) any breach of any covenant or agreement of Buyer set forth in this Agreement or any other Transaction Document, (iii) the operation of the business of Buyer, including the use of the Purchased Assets, after the Closing, or (iv) any Assumed Liability.

7.3 Defense of Claims. If a claim for Losses (a “Claim”) is to be made by a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”), such Indemnified Party shall give written notice to (a) Seller, in the case of an indemnification claim pursuant to Section 7.2(a) or (b) Buyer, in the case of an indemnification claim pursuant to Section 7.2(b) (the “Indemnifying Party”), in either such case, as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may reasonably give rise to Losses for which indemnification may be sought under this Article 7; provided, however, that the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent such Indemnifying Party is actually prejudiced by such failure (to the extent determined by a court of competent jurisdiction). If any proceeding is filed or instituted by a third party making a claim against any Indemnified Party with respect to a matter subject to indemnity hereunder, notice thereof shall be given to the Indemnifying Party as promptly as practicable; provided, however, that the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent such Indemnifying Party is actually prejudiced by such failure (to the extent determined by a court of competent jurisdiction). After receipt of such a notice of a Proceeding, the Indemnifying Party shall have the right to defend the Indemnified Party against the Proceeding at the Indemnifying Party’s expense with counsel of its choice reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) calendar days after the Indemnified Party has given notice of the claim or Proceeding that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim or raised in the Proceeding, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Proceeding and fulfill its indemnification obligations hereunder, (iii) the Proceeding does not involve criminal liability and only involves a claim for money damages and no other relief and (iv) the Indemnifying Party conducts the defense of the Proceeding actively and diligently. The Indemnifying Party shall not compromise or settle any such Proceeding or consent to the entry of any judgment related to such Proceeding without the prior written consent of the Indemnified Party or enter into any settlement negotiations in connection with such Proceeding without giving prior written notice to the Indemnified Party. In all other cases and if the nature of the Claim creates an ethical conflict or otherwise makes it inadvisable for the same counsel to represent the Indemnified Party and the Indemnifying Party (including, without limitation, if there may be one or more legal defenses (x) available to the Indemnified Party which are not available to the Indemnifying Party or (y) available to the Indemnifying Party, the assertion of which would be adverse to the interests of the Indemnified Party), the Indemnified Party may defend the claim or Proceeding with counsel of its choosing at the expense of the Indemnifying Party. The Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any such Proceeding diligently defended by the Indemnifying Party and any appeal arising therefrom and employ its own counsel in connection therewith. The Parties shall cooperate with each other in connection with any defense in any notifications to insurers. Without limiting the generality of the foregoing, if the Indemnifying Party fails to promptly and diligently assume the defense of such Proceeding after receipt of notice hereunder, the Indemnified Party against which such Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Proceeding with counsel of its own choosing at the expense of the Indemnifying Party and the Indemnifying Party shall have the right to participate therein at its own cost. Losses shall be paid within five (5) Business Days of the final determination of the merits and amount of a Claim.

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7.4 Certain Limitations.

(a) Payment of Claims. Payments by Seller for any Claims may be made in cash or in Shares, valued at their fair market value as of the Closing. For purposes hereof, the fair market value of the Shares shall be the average closing price of a share of Buyer’s common stock during the thirty (30) day period ending on the trading day immediately prior to the Closing Date.

(b) Cap. Except for indemnification obligations arising under Sections 7.2(a)(iii) or 7.2(b)(iv), the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2 shall not exceed $1,000,000.

(c) Insurance. Payments by an Indemnifying Party pursuant to Section 7.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) Tax Benefits. Payments by an Indemnifying Party pursuant to Section 7.2 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e) Limitation on Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

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(f) Mitigation. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) Knowledge. Seller shall not be liable under this Article 7 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

THE REMEDIES SET FORTH IN THIS ARTICLE 7 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE RESPECTIVE PARTIES FOLLOWING THE CLOSING.

ARTICLE 8

CONFIDENTIALITY

Each Party will keep confidential all information and documents obtained from the other Party pursuant to this Agreement (except for any information disclosed to the public pursuant to a press release authorized by the Parties or for information required to be provided in a filing with the SEC); and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time.

ARTICLE 9

as-is; where-is sale

BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 4, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE INTERESTS. ACCORDINGLY, BUYER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.” BUYER FURTHER AGREES THAT THE REPRESENTATIONS OR WARRANTIES SET FORTH HEREIN ARE FURTHER SUBJECT TO ARTICLE 7.

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ARTICLE 10

MISCELLANEOUS

10.1 Expenses. Each Party shall pay its own expenses in connection with the negotiation, preparation and performance of this Agreement and the consummation of the transactions, including all fees and expenses of investment bankers, financial advisors, legal counsel, and independent accountants.

10.2 Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement will be deemed validly given, made or served if in writing and delivered personally or sent by certified mail, postage prepaid, or by overnight courier, or by facsimile or e-mail:

If to Buyer, addressed to:

New Age Beverages Corporation

Attn: Brent Willis

1700 68th Avenue

Denver, CO 90503

Telephone: (303) 289-8655

E-mail: bwillis@newagebev.us

with a copy to (which will not constitute notice):

Bart and Associates, LLC

Attn: Ken Bart

8400 East Prentice Avenue

Suite 1500

Greenwood Village, CO 80111

Telephone: (720)-226-7511

E-mail: Kbart@kennethbartesq.com

If to Seller, addressed to:

Maverick Brands, LLC

Attn: Fatima Dhalla

8581 Santa Monica Boulevard

West Hollywood, CA 90069

Telephone: (310) 612-47290

with a copy to (which will not constitute notice):

Coblentz, Patch, Duffy & Bass LLP

Attn: Paul J. Tauber

One Montgomery Street, Suite 3000

San Francisco, California 94104

Phone: 415-391-4800

Email: pjt@cpdb.com

or such other address as will be furnished in writing by any party to the others.

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10.3 Press Releases and Public Announcements. Seller shall not issue or otherwise disseminate any press release or other public notice related to this Agreement or any of the transactions contemplated hereby without the prior written consent of Buyer.

10.4 Governing law; Arbitration. This Agreement will be governed by and any dispute arising out of or relating to this Agreement will be resolved in accordance with the laws of the State of California, without giving effect to conflict of laws principles. Any dispute arising out of, in connection with, or relating to this Agreement or the Transaction Documents, including but not limited to, any claim or controversy regarding the existence, validity, construction, interpretation, breach, termination or enforceability thereof, shall be determined by arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (“Rules”), modified as follows: (i) the place of arbitration shall be Los Angeles, California; and (ii) the arbitration proceeding shall be conducted before a panel of three (3) neutral arbitrators, one (1) to be appointed by each Party, and a third to be selected by the two (2) arbitrators appointed by the Parties and who shall serve as chairperson. If a Party fails to nominate an arbitrator as provided herein, then JAMS shall appoint the arbitrator in accordance with the Rules. In the event that the two (2) party-selected arbitrators should fail to agree upon the chairperson within a period of fourteen (14) days of the appointment of the last party-selected arbitrator, then, upon application of either Party, the chairperson shall be named by JAMS in accordance with the Rules. The award of the arbitrators shall be final and binding on the Parties, and judgment upon the award rendered by the arbitrators may be entered and enforced by any competent court. Notwithstanding the provision above with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16). The Parties shall maintain the confidential nature of the arbitration proceeding (including the hearing, all submissions, and any award) except as may be necessary in connection with a judicial application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. Without prejudice to the validity of the arbitration provisions set forth herein, the Parties may resort to the competent judicial authority, if and when necessary, for the sole purposes of obtaining injunctive relief or precautionary measures as guarantee for the efficacy of the arbitration proceedings; and (iii) obtaining mandatory and specific enforcement measures, it being certain that, after achievement of the mandatory procedure or specific enforcement, the arbitral tribunal to be constituted shall be granted full and exclusive authority to decide over any and all matters, whether of a procedural nature or on the merits, which have given rise to the mandatory claim or specific enforcement. The filing of any measures under the terms set out in this clause shall not imply any waiver of the arbitration clause set forth herein or of the full jurisdiction of the arbitral tribunal. For the avoidance of doubt, the parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.5 Termination; Survival. Notwithstanding anything contained in this Agreement to the contrary, the following obligations shall survive Closing: (a) all obligations under the documents executed by the parties at Closing, and (b) covenants in this Agreement which are intended to be performed or apply after the Closing or termination of this Agreement, including Articles 7 through 9 (the “Surviving Obligations”). Whenever it is provided in this Agreement that this Agreement shall be terminated, thereafter (a) this Agreement shall be of no further force and effect (except for the Surviving Obligations), and (b) the Parties shall have no further liability to one another under this Agreement (except for the Surviving Obligations).

10.6 Entire Agreement. This Agreement, including the Exhibits, any written amendments to the foregoing, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the Parties with respect to such matters including the Parties’ term sheet. In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of some other agreement, if any (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement will control.

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10.7 Assignments, Successors and No Third-Party Rights. Seller shall not assign any of its rights or obligations under this Agreement without the prior written consent of Buyer. After the Closing, Buyer may assign any of its rights, but not its obligations, under this Agreement without the consent of Seller to an Affiliate of Buyer. Subject to the preceding two sentences, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Except as expressly set forth in this Agreement (including, without limitation, Article 5), no Person other than the Parties has any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

10.8 Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the party waiving compliance. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument, and will become effective when one or more counterparts have been signed by each of the Parties. Delivery of an executed counterpart of a signature page of this Agreement by .pdf attachment to a transmission by electronic mail or by facsimile transmission shall each be effective as delivery of a manually executed original counterpart hereof.

10.10 Severability. In the event any provision, or portion thereof, of this Agreement is held by a court of competent jurisdiction to be unenforceable in any jurisdiction, then such portion or provision will be deemed to be severable as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and will not affect the remainder of this Agreement, which will continue in full force and effect. If any provision of this Agreement is held to be so broad as to be unenforceable, such provision will be interpreted to be only as broad as is necessary for it to be enforceable.

ARTICLE 11

DEFINITIONS

11.1 Certain Definitions. In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms. Any agreement or document referred to below shall mean such agreement or document as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

(a) “Affiliate or Affiliated” with respect to any specified Person, means any (a) Person that owns or holds (beneficially or of record) ten percent (10%) or more of the voting or equity interests of such specified Person, (b) Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person and (c) family members of such specified Person.

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(b) “Assets” means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, fixed or contingent, choate or inchoate, known or unknown, wherever located.

(c) “Business” means the business of delivering organic, non-GMO certified, no-sugar-added-coconut water in the United States.

(d) “Business Day” means any day which is not a Saturday, Sunday or a day on which banks in California are authorized by applicable Legal Requirements or executive orders to be closed.

(e) “Buyer’s Common Stock” means shares of common stock, $0.001 par value per share, of Buyer.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Consent” means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with, any Person including, without limitation, any customer or Governmental Authority.

(h) “Contract” means any agreement, contract, option, license, instrument, obligation, commitment, arrangement, promise or undertaking, in each such case, whether written or oral and whether express or implied.

(i) “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

(j) “Disclosure Schedule” means the schedules attached to this Agreement and entitled Disclosure Schedule.

(k) “Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by Seller for the benefit of any employee or with respect to which Seller has or may have any Liability.

(l) “Encumbrance” means any security interest, pledge, lien, mortgage, charge, encumbrance, claim, condition, easement, covenant, warrant, equitable interest, option, purchase right, community property interest, right of first refusal, or other right of third parties or other restriction of any kind including, without limitation, any restriction on the exercise of any attribute of ownership (including any restriction on the use, voting, transfer or receipt of income related to any Asset).

(m) “Environmental Law” means any applicable Legal Requirement, Order or Contract with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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(n) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o) “ERISA Affiliate” means any entity that would be deemed a “single employer” with Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(p) “GAAP” means United States generally accepted accounting principles in effect from time to time.

(q) “Governmental Authority” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority including, without limitation, any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal).

(r) “Guarantee” means any obligation of a Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

(s) “Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(t) “Indebtedness” means (a) the principal of, if any, and interest in respect of any indebtedness for money borrowed or any obligations evidenced by notes or other instruments, (b) capital lease obligations, (c) obligations issued or assumed as the deferred purchase price of property or services and (d) obligations in respect of surety bonds, letters of credit or other similar instruments.

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(u) “Intellectual Property” means and includes all databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

(v) “Intellectual Property Rights” means and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark, trade name, service mark and service name rights and similar rights; (c) trade secret rights; (d) patents; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

(w) “IRS” means the Internal Revenue Service.

(x) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other statute, law, Order, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Governmental Authority.

(y) “Liability” means all liabilities of any kind whatsoever whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on a balance sheet including, without limitation, any direct or indirect Guarantee of any Liability of any other Person.

(z) “Order” means any award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any referee, arbitrator or mediator.

(aa) “Organizational Documents” means any certificate or articles of incorporation, formation or organization, by-laws, limited liability company operating agreement, certificate of limited partnership, business certificate of partners, partnership agreement, declaration of trust or other similar documents.

(bb) “Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (e) obligations under Assumed Liabilities; and (f) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a material adverse effect on the Business of Seller as currently conducted.

(cc) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

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(dd) “Proceeding” means any action, claim, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or referee, trustee, arbitrator or mediator.

(ee) “Registered IP” means Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights, and registered trademarks, business names and domain names and all applications for any of the foregoing.

(ff) “Seller IP” means all Intellectual Property and Intellectual Property Rights owned by (beneficially or of record) Seller.

(gg) “Seller’s Knowledge” means the actual knowledge of Candace Crawford and Fatima Dhalla, without any duty of investigation or inquiry.

(hh) “Senior Indebtedness” means all obligations owed by Seller to Senior Lender immediately prior to the Closing pursuant to the Senior Loan Agreement and the documents thereunder.

(ii) “Senior Loan Agreement” means the Loan and Security Agreement dated as of February 26, 2016 (as the same was amended by that certain First Amendment dated May 19, 2016 and may from time to time have been amended, restated, or otherwise modified) by and between Seller, as the borrower, and ICF Finco I LP, as lender, with ICF Finco I, LP subsequently assigning all of the indebtedness, liabilities and obligations of Seller pursuant thereto and all of its rights, claims, liens, security interests, financing statements and remedies thereunder to Senior Lender pursuant to that certain Non-Recourse Sale and Assignment Agreement by and between ICF Finco I, LP and the Senior Lender.

(jj) “Senior Lender” means Maverick Secured Lender, LLC, a Delaware limited liability company.

(kk) “Tangible Personal Property” means all machinery, equipment, tools, furniture, fixtures, computer hardware, supplies, materials, servers, routers, desktop computers, laptop computers, fixed and mobile computer storage devices, mobile phones, personal digital assistants, network equipment, content management systems, telephone systems, back-up systems, non-fixed media and all other computer and electronic equipment of any kind and other items of tangible personal property of every kind owned, leased or licensed by Seller (wherever located and whether or not carried on the books of Seller), together with all express and implied warranties by the manufacturers, Seller, lessors and licensors of such items or components thereof and all maintenance records and other documents relating thereto.

(ll) “Target Date” means February [21], 2017.

(mm) “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs and governmental impositions or charges of any kind in the nature of, or similar to, taxes, payable to any federal, state, provincial, local or foreign taxing authority including, without limitation (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (b) interest, penalties, additional taxes and additions to taxes imposed with respect thereto.

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(nn) “Tax Returns” means any return, report or information statement with respect to Taxes (including, but not limited to, statements, schedules and appendices and other materials attached thereto) filed or required to be filed with the IRS or any other Governmental Authority including, without limitation, consolidated, combined and unitary tax returns.

(oo) “Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and all other contracts, instruments and certificates contemplated hereunder to be delivered by either Party at or prior to the Closing.

<signature page follows>

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The duly authorized representatives of each Party executed this Asset Purchase Agreement on the date set out in the preamble.

BUYER:

New Age Beverages Corporation

By:
Name:	Brent Willis
Title:	Chief Executive Officer

SELLER:

Maverick Brands, LLC

By:
Name:	Candace Crawford
Title:	Chief Executive Officer

1

EXHIBIT A

BILL OF SALE

March 31, 2017

KNOW ALL PERSONS BY THESE PRESENTS, that Maverick Brands, LLC (the “Seller”), have entered into that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between Seller and New Age Beverages Corporation, a Washington corporation (“Buyer”), providing for, inter alia, Seller’s sale to Buyer of all right, title and interest in and to the Purchased Assets. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement.

1. Transfer of Assets. Subject to the terms and conditions set forth in the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, its successors and assigns, forever, all right, title and interest in and to the Purchased Assets.

2. Further Actions. At any time, and from time to time, after the date hereof, Seller shall execute and deliver or cause to be executed and delivered to Buyer such other instruments and take such other action, all as Buyer may reasonably request, in order to carry out the intent and purpose of this Bill of Sale.

3. Representations and Warranties; Conflict with Purchase Agreement. This Bill of Sale is subject to the representations, warranties and covenants set forth in the Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern.

4. Amendments and Waivers. This Bill of Sale may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by Buyer and Seller or, in the case of a waiver, by the party waiving compliance.

5. Governing Law. THIS BILL OF SALE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers have executed this Bill of Sale effective as of the date first set forth above.

MAVERICK BRANDS, LLC

By:
Name:
Title:

[Signature Page to Bill of Sale]

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made effective as of the 31st day of March, 2017, by and between Maverick Brands, LLC, a Delaware limited liability company (the “Seller” or “Assignor”), and New Age Beverages Corporation, a Washington corporation (the “Assignee” or “Buyer”), pursuant to that certain Asset Purchase Agreement, dated as of the date hereof, by and between Buyer and Seller (the “Purchase Agreement”). All capitalized terms not defined herein shall have the meanings assigned to them in the Purchase Agreement.

1. Assignment. Subject to the terms and conditions of the Purchase Agreement, Assignor does hereby assign, grant, transfer and set over unto the Assignee all of Assignor’s rights, benefits, privileges, causes of action and remedies under all of the Assumed Contracts, as well as all of the Purchased Assets, together with such other rights, causes of action and remedies as may arise by operation of law, in law or equity, in connection with any of such Assigned Contracts and Purchased Assets.

2. Assumption of Liabilities. Subject to the matters set forth herein and in accordance with, and subject to, the provisions of the Purchase Agreement, Buyer hereby accepts the transfer of the Assumed Contracts and assumes the Assumed Liabilities and all of Seller's duties and obligations thereunder and Buyer agrees to pay, perform and discharge, as and when due, all of the obligations of Seller under the Assumed Liabilities.

3. Excluded Liabilities. Seller shall retain, and shall be responsible for paying, honoring and discharging, as and when due, all Excluded Liabilities. Nothing set forth herein shall be construed to result in the assumption by Buyer of any Excluded Liabilities.

4. Further Actions. At any time, and from time to time, after the date hereof: (a) Seller shall execute and deliver or cause to be executed and delivered to Buyer such other instruments and take such other action, all as Buyer may reasonably request, in order to carry out the intent and purpose of this Agreement; and (b) Buyer shall execute and deliver or cause to be executed and delivered to Seller such other instruments and take such other action, all as Seller may reasonably request, in order to carry out the intent and purpose of this Agreement.

5. Representations and Warranties; Conflict with Purchase Agreement. This Agreement is subject to the representations, warranties and covenants set forth in the Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern.

6. Amendments and Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

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7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

8. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto may be delivered by facsimile or electronic transmission which shall be sufficient to bind the parties.

[remainder of page intentionally left blank; signatures to follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

NEW AGE BEVERAGES CORPORATION

By:
Name:	Brent Willis
Title:	Chief Executive Officer

SELLER:

MAVERICK BRANDS, LLC

By:
Name:
Title:

[Signature Page to Assignment and Assumption]